EXHIBIT 10.1

AMENDMENT NO. 1
CROWN RESTORATION PLAN
(As Amended and Restated Effective October 27, 2021)

WHEREAS, Crown Cork & Seal Company, Inc. (the “Company”) adopted the Crown Restoration Plan (the “Plan”) to provide supplemental retirement benefits to certain of its senior management personnel as further described therein, and

WHEREAS, the Company has previously amended and restated the Plan, and
WHEREAS, the Company desires to further amend the Plan as set forth below (the “Amendment”).

NOW, THEREFORE, the Plan is hereby amended, effective April 1, 2026, as follows:

1.Section 1.2 is hereby amended and restated in its entirety to read as follows:

“1.2. ‘Actuarial Equivalent’ means the equivalent value of a Participant’s Supplemental Retirement Benefit provided in Section 3.2.1, determined based upon (i) the annual rate of interest on 30-year Treasury securities as of any determination date, and (ii) the ‘applicable mortality table’ within the meaning of Section 417(e)(3)(B) of the Code.”

2.Section 1.10 is hereby amended and restated in its entirety to read as follows:

“1.10. ‘Foreign Plan Benefit’ means the amount payable to the Participant under any pension plan maintained or contributed to by the Company or its affiliates in a jurisdiction other than the United States of America to the extent such amount is attributable to employer contributions made to such pension plan by the Company or its affiliates. Such amount would be converted to a single life annuity based on the Actuarial Equivalent assumptions in Section 1.2 as in effect on Separation from Service.”

3.Section 3.5 is hereby amended and restated in its entirety to read as follows:

“3.5 Certain Required Payment Delays. Notwithstanding any other provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code and a payment provided for in this Plan would be subject to additional tax under Section 409A of the Code if such payment is paid within six months after the Participant’s Separation from Service, then such payment required under this Plan shall not be paid (or commence) during the six-month period immediately following the Participant’s Separation from Service. In such an event, any payments that would otherwise have been made during such six-month period and which would have incurred such additional tax under Section 409A of the Code shall instead be paid to the

Participant in a lump-sum cash payment, with interest calculated at the six-month Term Secured Overnight Financing Rate (SOFR) plus 50 basis points (as in effect at the time of the Participant’s Separation from Service), on the first day of the seventh month following the Participant’s Separation from Service. Six-Month Term SOFR means the forward-looking term rate for a tenor of six (6) months based on the Secured Overnight Financing Rate, as published by CME Group Benchmark Administration Limited (or any successor administrator) for such tenor, or, if such rate is not available, any substitute or successor rate selected by the Plan Administrator in good faith.”

4.Except as specifically provided in and modified by this Amendment, the Plan is in all other respects hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this Amendment.

To record the adoption of this Amendment No. 1 to the Plan, the Company has caused its authorized officer to affix its corporate name this 9th day of April, 2026.

CROWN CORK & SEAL COMPANY, INC.

By:

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